Exhibit 99.1

Contact:	David Stockert Post Properties, Inc. (404) 846-5000
Post Properties Announces Reduced Quarterly Dividend, Departure of
Chief Investment Officer and New Stock Repurchase Program
ATLANTA, December 2, 2008 — Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced that its Board of Directors has reduced the quarterly dividend rate on its common stock to $0.20 per share for the fourth quarter of 2008. The Board of Directors currently anticipates maintaining this dividend rate throughout 2009, for an annualized dividend level of $0.80 per share. However, the amount of dividends to be paid by the Company will continue to be determined quarterly by the Board of Directors. The dividend is payable on January 15, 2009 to all common stock shareholders of record as of January 2, 2009.
“We believe that reducing the dividend level on the common stock is in the best interests of our shareholders,” said David P. Stockert, President and Chief Executive Officer. “Along with continuing to reduce costs, adjusting the dividend is an important part of our strategy to maintain the strength of our balance sheet and to provide financial flexibility through uncertain economic times. We expect that taking this step will help us preserve capital and improve our competitive position through the current business cycle.”
Post also announced today that Thomas D. Senkbeil, Executive Vice President and Chief Investment Officer, will leave the Company, effective on December 31, 2008. Mr. Senkbeil’s responsibilities will be assumed by other members of Post’s Investment Group. The Company expects to record a charge in the fourth quarter related to contractual arrangements with Mr. Senkbeil.
Said Mr. Stockert, “With his considerable background and experience in real estate, Tom Senkbeil has made substantial contributions to Post, and attracted talented individuals to the Company. We appreciate his many accomplishments and wish him every continued success.”
Post also announced regular quarterly dividends for its 8.5 percent Series A Cumulative Redeemable Preferred Stock and its 7 5/8 percent Series B Cumulative Redeemable Preferred Stock. On its 8.5 percent Series A Cumulative Redeemable Preferred Stock, Post declared a regular quarterly dividend of $1.0625 per share for the fourth quarter. The dividend is payable on December 31, 2008 to all Series A preferred stock shareholders of record as of December 15, 2008. On its 7 5/8 percent Series B Cumulative Redeemable Preferred Stock, Post declared a regular quarterly dividend of $0.47656 per share for the fourth quarter. The dividend is payable on December 31, 2008 to all Series B preferred stock shareholders of record as of December 15,

2008. Dividends on the Company’s Series A and Series B preferred stock are unchanged from prior quarterly dividend levels.
Post also announced today that its Board of Directors adopted a new stock repurchase program under which Post may repurchase up to $200 million of common stock or preferred stock at market prices from time to time until December 31, 2010. Under its previous stock repurchase program which expires on December 31, 2008, Post repurchased approximately $3.7 million of common stock during 2007 and 2008. The Board of Directors also authorized Post’s management to explore opportunistic repurchases of debt in open market transactions from time to time.
Forward Looking Statement:
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include expectations with respect to the anticipated future dividend rate and capital preservation. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. In particular, the Company notes that there can be no assurance that the current dividend level will maintained in future periods. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2007, as amended and in previous filings with the SEC; future conditions in the global capital markets, including changes in the availability of credit and liquidity; future local and national economic conditions, including changes in levels of employment, interest rates, the availability of mortgage and other financing and related factors; uncertainties associated with the timing and amount of asset sales, the market for asset sales and the resulting gains/losses associated with such asset sales; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and under the caption “Risk Factors” in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release.

About Post Properties
Post Properties, founded more than 36 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 21,396 apartment homes in 59 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 506 for-sale condominium homes in four communities (including 129 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
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